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                                                                    EXHIBIT 8


                            [ALSTON & BIRD LLP LOGO]

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                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
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Philip C. Cook                                         Direct Dial (404)881-7000

                                February 12, 1998


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

St. Mary Holding Corporation
1504 Hospital Avenue
Franklin, Louisiana 70538

        Re: Proposed Merger of St. Mary Holding Corporation with and into Regions Financial Corporation

Ladies and Gentlemen:

        We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of St. Mary Holding Corporation ("St. Mary"), a corporation organized and existing under the laws of the Louisiana, with and into Regions. The Merger (as defined below) will be effected pursuant to the Agreement and Plan of Merger by and between St. Mary and Regions, dated as of November 3, 1997 (the "Agreement"). As soon as practical following the Merger, The St. Mary Bank & Trust Company, a wholly-owned subsidiary of St. Mary, will be merged with and into a wholly-owned subsidiary of Regions (the "Bank Merger"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

        In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.



 1211 East Morehead Street  3605 Glenwood Avenue   601 Pennsylvania Avenue, N.W.
    P.O. Drawer 34009         P.O. Drawer 31107      North Building, Suite 250
 Charlotte, NC 28234-4009   Raleigh, NC 27622-1107  Washington, DC 20004-2601
      704-331-6000                919-420-2200              202-508-3300
    Fax: 704-335-2014         Fax: 919-881-3175          Fax: 202-508-3333
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Regions Financial Corporation
St. Mary Holding Corporation
February 12, 1998
Page 2


                            INFORMATION RELIED UPON

     In rendering the opinions express herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Agreement;

     (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on February 12, 1998, including the Proxy Statement/Prospectus for the Special Meeting of the Stockholders of St. Mary Holding Corporation; and

     (3)  such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and St. Mary and through certificates provided by the management of Regions and the management of St. Mary.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, provide a wider array of banking and banking related services to consumers and businesses, and strengthen market position and increase financial resources to meet competitive challenges within the greater Franklin, Houma and Honnia, Louisiana market areas. To achieve these goals, the following will occur pursuant to the Agreement:

     (1) Subject to the terms and conditions of the Agreement, at the Effective Time, St. Mary shall be merged into and with Regions in accordance with the provisions of Section 253 of the DGCL and Section 12:112 of the LBCL and with the effect provided in Section 259 of the DGCL and Section 12:115 of the LBCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective boards of Directors of St. Mary and Regions.

     (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of St. Mary, Regions or the stockholders thereof, the shares of the constituent corporations shall be converted as follows:
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Regions Financial Corporation
St. Mary Holding Corporation
February 12, 1998
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                  (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of St. Mary Common Stock (excluding shares to be canceled as provided in Section 3.3 of the Agreement, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 2.1 shares of Regions Common Stock (subject to adjustment as described in the Agreement, the "Exchange Ratio"):

         (3) Each of the shares of St. Mary Common Stock held by any St. Mary Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (4) Any holder of shares of St. Mary Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 12:131 of LBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the LBCL, including the provisions of Section 131 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made.

         (5) Notwithstanding any other provision of the Agreement, each holder of shares of St. Mary Common Stock exchanged pursuant to the Merger or of options to purchase shares of St. Mary Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value (as determined pursuant to the Agreement) of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options.


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Regions Financial Corporation
St. Mary Holding Corporation
February 12, 1998
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         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (1) The fair market value of the Regions Common Stock and other consideration, if any, received in the aggregate by the stockholders of St. Mary will be approximately equal to the fair market value of the St. Mary Common Stock surrendered in exchange therefor.

         (2) There is no plan or intention on the part of the stockholders of St. Mary who own one percent (1%) or more of St. Mary Common Stock, and to the best of the knowledge of the management of St. Mary, there is no plan or intention on the part of the remaining stockholders of St. Mary to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of St. Mary Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of St. Mary Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding St. Mary Common Stock as of the Effective Time. Moreover, shares of St. Mary Common Stock and shares of Regions Common Stock held by St. Mary stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

         (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former St. Mary stockholders.

         (4) Regions has no plan or intention to dispose of any of the assets of St. Mary acquired in the transaction, except for the Bank Merger, dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

         (5) The liabilities of St. Mary assumed by Regions and the liabilities to which the transferred assets of St. Mary are subject were incurred by St. Mary in the ordinary course of its business.

         (6) Following the transaction, Regions will continue the historic business of St. Mary or use a significant portion of St. Mary's historic business assets in a business.

         (7) Regions, St. Mary, and the stockholders of St. Mary will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration

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Regions Financial Corporation
St. Mary Holding Corporation
February 12, 1998
Page 5


Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (8) There is no intercorporate indebtedness existing between St. Mary or any of its subsidiaries and Regions or any of its subsidiaries that was issued, acquired, or will be settled at a discount.

         (9) St. Mary is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) Both the fair market value and the total adjusted basis of the assets of St. Mary transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (11) The payment of cash to St. Mary stockholders in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the St. Mary stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the St. Mary stockholders in exchange for their shares of St. Mary Common Stock. The fractional share interests of each St. Mary stockholder will be aggregated, and no St. Mary stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

         (12) None of the compensation received by any stockholder-employees of St. Mary will be separate consideration for, or allocable to, any of their shares of St. Mary Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of St. Mary's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any domestic corporation (other than a controlled

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Regions Financial Corporation
St. Mary Holding Corporation
February 12, 1998
Page 6


corporation) owning any United States real property interest, (ii) St. Mary is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which St. Mary is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by St. Mary, in the case of a first-tier subsidiary of St. Mary or by a controlled corporation, in the case of a lower-tier subsidiary.

         (14) Neither Regions nor St. Mary is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv).

         (15) The Agreement represents the entire understanding of St. Mary and Regions with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and St. Mary (including the representation that St. Mary stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         (1) Provided the Merger qualifies as a statutory merger under the DGCL and the LBCL, the Merger will be a reorganization within the meaning of
Section 368(a).

         (2) The stockholders of St. Mary will recognize no gain or loss upon the exchange of all of their St. Mary Common Stock solely for shares of Regions Common Stock.

         (3) The basis of the Regions Common Stock received by the St. Mary stockholders in the Merger will, in each instance, be the same as the basis of the St. Mary Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         (4) The holding period of the Regions Common Stock received by the St. Mary stockholders will, in each instance, include the period during which the St. Mary Common Stock surrendered in exchange therefor was held, provided that the St. Mary Common Stock was held as a capital asset on the date of the exchange.

         (5) The payment of cash to St. Mary stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if


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Regions Financial Corporation
St. Mary Holding Corporation
February 12, 1998
Page 7


the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a).

     (6) Where solely cash is received by a St. Mary stockholder in exchange for St. Mary Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's St. Mary Common Stock, subject to the provisions and limitations of Section 302.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to the Bank Merger, intercompany transactions, accounting methods, bad debt reserves, or changes in accounting methods resulting from the Merger.

     This opinion is being provided solely for the benefit of Regions, St. Mary and St. Mary's stockholders. No other person or party shall be entitled to rely on this opinion.

     We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.



                                             Very truly yours,

                                             ALSTON & BIRD LLP


                                             By: /s/ Philip C. Cook
                                                 ------------------------
                                                 Philip C. Cook